Exhibit 4.1(c)

MULLEN AUTOMOTIVE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, David Michery, in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), hereby certifies that:

1.          He is the Chief Executive Officer and Secretary of Mullen Automotive Inc., a Delaware corporation (the "Corporation").

2.          The Corporation is authorized to issue 500,000,000 shares of preferred stock of which 200,000 shares are designated as “Series A Preferred Stock,” 12,000,000 shares are designated as “Series B Preferred Stock,” and 40,000,000 shares are designated as “Series C Preferred Stock.”.

3.         In accordance with Sections 141(c) and 151 of the DGCL, the following resolutions were duly adopted by the board of directors of the Corporation on September 16, 2022:

WHEREAS, Article III of the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) or Mullen Automotive Inc., a Delaware corporation (the “Company”) provides the board of directors of the Company (the “Board”) with the authority to classify and issue up to 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 200,000 shares are designated as “Series A Preferred Stock,” 12,000,000 shares are designated as “Series B Preferred Stock,” and 40,000,000 shares are designated as “Series C Preferred Stock”;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority, to fix the rights, preferences, restrictions and other matters relating to a new series of the preferred stock, the Series D Preferred Stock, which shall consist of up to 87,500,001 shares which the Company has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority conferred by Article III of the Certificate of Incorporation, the Board does hereby provide for the issuance of a new series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as set forth on Exhibit A attached hereto; and be it further

RESOLVED, that the Board hereby authorizes and establishes the classification and designation of 87,500,001 shares of Preferred Stock as shares of “Series D Preferred Stock.”

EXHIBIT A

TERMS OF PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the number of shares so designated shall consist of 87,500,001 shares, having a par value of $0.001 per share, which shall not be subject to increase without the written consent of all of the holders of the Series D Preferred Stock (each, a "Holder" and collectively, the "Holders").

Section 2. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(d).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Certificate of Incorporation" means the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 5, 2021, as the same may thereafter be amended from time to time.

"Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"GAAP" means United States generally accepted accounting principles.

"Holder" shall have the meaning given such term in Section 1.

"Liquidation" shall have the meaning set forth in Section 5.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement dated as of June 7, 2022 between this Corporation and certain investors.

“Purchase Notice Date” means the Trading Day on which a holder of Series D Preferred Stock receives a purchase notice pursuant to the terms of the Purchase Agreement.

"Securities" means the Series D Preferred Stock and the Underlying Shares.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series D Conversion Price" shall have the meaning set forth in Section 6(a).

"Series D Original Issue Price" shall have the meaning set forth in Section 4(a).

"Trading Day" means, as applicable, (x) with respect to all price determinations relating to the Common Stock, any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

"Transfer Agent" means Continental Stock Transfer, the current transfer agent of the Corporation, with a mailing address of 1 State Street, 30th Floor, New York, NY 10004-1561, email cstmail@continentalstock.com, and any successor transfer agent of the Corporation.

"Underlying Shares" means the shares of Common Stock issued and issuable upon conversion of the Series D Preferred Stock.

Section 3. Dividends.

(a)          From and after the date of issuance of any share of the Series D Preferred Stock, a cumulative dividend shall accrue, whether or not declared by the board of directors of this Corporation and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 15.0% per annum on the sum of the Series D Original Issue Price (as defined below) plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share of the Series D Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series D Preferred Stock in accordance with the provisions of this Certificate of Designation; provided, that to the extent not paid on the fifth (5th) calendar day after the last day of each month (each such date, a "Series D Dividend Payment Date"), all accrued dividends on any share of the Series D Preferred Stock shall accumulate and compound on the applicable Series D Dividend Payment Date whether or not declared by the board of directors of this Corporation and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to this Certificate of Designation. All accrued and accumulated dividends on the shares of the Series D Preferred Stock as accrued pursuant to this Section 3(a) shall be prior and in preference to any dividend on any other series of Preferred Stock or the Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any other series of Preferred Stock or the Common Stock, other than to declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock. This Corporation may elect to pay dividends for any month with a paid-in-kind election ("PIK") if (i) the issuance of the shares of Common Stock issuable further to the PIK has been registered pursuant to the Securities Act and such registration remains effective, (ii) this Corporation is then in compliance with all listing requirements of the Nasdaq Capital Market and (iii) the average daily trading dollar volume of this Corporation’s Common Stock for ten (10) trading days in any period of twenty (20) consecutive trading days on the Nasdaq Capital Market is greater than Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000).

(b)          Any dividends or distributions, other than dividends or distributions accruing or paid on shares of the Series D Preferred Stock pursuant to Section 3(a), shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of preferred stock were converted to Common Stock at the then effective conversion rate without regard to any limitations on the conversion of the Preferred Stock contained in the Certificate of Incorporation.

Section 4. Liquidation Preference.

(a)          In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the "Proceeds") to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series D Original Price (as defined below), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Certificate of Designation, "Series D Original Issue Price" shall mean for each share of the Series D Preferred Stock the lower of (i) $1.27 or (ii) the closing price of the Common Stock on the Trading Market on the Trading Day immediately preceding the Purchase Notice Date (in each case, as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series D Preferred Stock).

Upon the completion of the distribution required by this subsection (a), and the completion of the distribution required by Article III(B)2(a) and Article III(B)2(b) and the first and second sentences of Article III(B)2(c) of the Certificate of Incorporation, any remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata, based on the number of shares of Common Stock held by each (assuming full conversion of all Preferred Stock).

(b)          Notwithstanding the above, for purposes of determining the amount each holder of shares of Series D Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of such Series D Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of Common Stock immediately prior to the Liquidation Event (without regard to any limitations on the conversion of the Series D Preferred Stock contained in the Certificate of Incorporation or this Certificate of Designation) if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Series D Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series D Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series D Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(c)          (i) For purposes of this Section 4, a "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation's assets, (B) the consummation of the merger or consolidation of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this Corporation's Securities), of this Corporation's Securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation or (D) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation's Securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series D Preferred Stock in a financing transaction shall not be deemed a "Liquidation Event." The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of each outstanding class or series of Preferred Stock.

(ii) In any Liquidation Event, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of this Corporation. Any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)          If traded on a securities exchange or through the Nasdaq, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing;

(2)          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing; and

(3)          If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this Corporation and the holders of at least a majority of the voting power of outstanding Series D Preferred Stock.

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of outstanding Series D Preferred Stock.

(C)          The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 4 are not complied with, this Corporation shall forthwith either:

(A)          cause such closing to be postponed until such time as the requirements of this Section 4 have been complied with; or

(B)          cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4(e)(iv) hereof.

(iv)          This Corporation shall give each holder of record of Series D Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and this Corporation shall thereafter give such holders prompt notice of any changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series D Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of Series D Preferred Stock. The holders of the outstanding Series D Preferred Stock can waive the notice requirements described in this subsection (iv) upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding.

Section 5. Redemption. Subject to the conditions and other provisions of this Section 5, this Corporation shall have the right to elect to redeem, out of funds legally available therefore, all (but not less than all) of the then outstanding shares of the Series D Preferred Stock in accordance with the following conditions:

(a)          at any time for a price per share equal to the Series D Original Issue Price, plus all unpaid accrued and accumulated dividends on such share (whether or not declared) (the "Series D Redemption Price"), provided: (A) the Series D Preferred Stock has been issued and outstanding for a period of at least one (1) year, (B) the issuance of the shares of Common Stock underlying the Series D Preferred Stock has been registered pursuant to the Securities Act and such registration remains effective, and (C) the trading price for this Corporation's Common Stock is less than the Series D Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on the Nasdaq Capital Markets; or

(b)          in accordance with the following schedule; provided the issuance of shares of Common Stock underlying the Series D Preferred Stock has been registered pursuant to the Securities Act and such registration remains effective:

Year 1	No Redemption
Year 2	Redemption at 120% of the Series D Redemption Price
Year 3	Redemption at 115% of the Series D Redemption Price
Year 4	Redemption at 110% of the Series D Redemption Price
Year 5	Redemption at 105% of the Series D Redemption Price
Year 6 and thereafter	Redemption at 100% of the Series D Redemption Price

Any such redemption shall occur not less than fifteen (15) days following receipt by the holders of the Series D Preferred Stock of a written election notice (the "Series D Election Notice") from this Corporation stating this Corporation's intent to exercise this election and the date upon which such redemption shall take effect (the "Series D Redemption Date"). Upon receipt of a Series D Election Notice, all holders of the Series D Preferred Stock shall be deemed to have consented to have all of their shares of the Series D Preferred Stock redeemed pursuant to this Section 5; provided, that notwithstanding anything to the contrary contained herein, each holder of shares of Series D Preferred Stock shall have the right to elect prior to the Series D Redemption Date to give effect to the conversion rights contained in Section 6 instead of giving effect to the provisions contained in this Section 5 with respect to the shares of Series D Preferred Stock held by such holder.

Section 6. Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)          Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series D Conversion Price (the "Conversion Rate"), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Series D Conversion Price" shall be the Series D Original Issue Price; provided, however, that the Series D Conversion Price shall be subject to adjustment as set forth in this Section 6. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into one (1) fully paid and nonassessable share of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock).

(b)          Automatic Conversion. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon (A) the issuance of shares of Common Stock underlying the Series D Preferred Stock being registered pursuant to the Securities Act and such registration remaining effective, (B) the trading price for this Corporation's Common Stock being more than two times the Series D Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on the Nasdaq Capital Market, and (C) the average daily trading dollar volume of this Corporation's Common Stock during such twenty (20) trading days is equal to or greater than Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000).

(c)          Mechanics of Conversion. Before any holder of Series D Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series D Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series D Preferred Stock shall not be deemed to have converted such Series D Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 6(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)          Limitations on Conversion. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Series D Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 9.99% (the "Maximum Percentage") of the Common Stock. To the extent the above limitation applies, the determination of whether the holder's Series D Preferred Stock shall be convertible (vis-a-vis other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion. No prior inability to convert the Series D Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to any successor holder of the Series D Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to this Certificate of Designation. By written notice to the Corporation, any holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Corporation, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

(e)          Conversion Price Adjustments of Series D Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series D Conversion Price shall be subject to adjustment from time to time as follows:

(i)      (A)      If this Corporation shall issue, on or after the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware (the "Filing Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series D Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series D Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series D Conversion Price by a fraction, the numerator of which shall be (1) the number of shares of Common Stock Outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at the then-existing Series D Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 6(e)(i)(A), the term "Common Stock Outstanding" shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding preferred stock (without regard to any limitations on the conversion of the preferred stock contained in this Certificate of Designation), (3) Common Stock issuable upon exercise of outstanding stock options, and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase preferred stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)          No adjustment of the Series D Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to subsection 6(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)          In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)          In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

(E)          In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 6(e)(i) and subsection 6(e)(ii):

(1)          The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 6(e)(i)(C) and (e)(i)(D)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)          The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 6(e)(i)(C) and (e)(i)(D)).

(3)          In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof; the Series D Conversion Price to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)          Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series D Conversion Price to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)          The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 6(e)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 6(e)(i)(E)(3) or (4).

(ii)          "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 6(e)(i)(E)) by this Corporation on or after the Filing Date other than:

(A)          Common Stock issued pursuant to a transaction described in subsection 4(e) hereof;

(B)          Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this Corporation's Board of Directors, provided, however, that the total number of shares exempt pursuant to this sub-section shall not exceed 10% of the Corporation's total number of shares of Common Stock issued and outstanding on a fully diluted basis at such time of issuance;

(C)          Common Stock issued pursuant to a Qualified Public Offering;

(D)          Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)          Common Stock issued in connection with a bona fide business acquisition of or by this Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F)          Common Stock issued or deemed issued pursuant to subsection 6(e)(i)(E) as a result of a decrease in the Conversion Price of any series of preferred stock resulting from the operation of this subsection 6(e);

(G)          Common Stock issued or deemed issued in connection with bank debt, equipment leases or similar credit facilities, provided such issuances are for other than primarily equity financing purposes and approved by the Board of Directors; or

(H)          Common Stock issued upon conversion of the Series D Preferred Stock.

(iii)          In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a corresponding split or subdivision of the Series D Preferred Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 6(e)(i)(E).

(iv)          If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, without a corresponding decrease of the Series D Preferred Stock then, following the record date of such combination, the Series D Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f)          Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 6(e)(iii), then, in each such case for the purpose of this subsection 6(f), the holders of the Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution without regard to any limitations on the conversion of the Series D Preferred Stock contained in this Certificate of Designation.

(g)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6) the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series D Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Series D Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)          No Fractional Shares and Certificate as to Adjustments.

(i)          No fractional shares shall be issued upon the conversion of any share or shares of the Series D Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall either, at the Corporation's option, be rounded (A) up to the nest whole share or (b) down to the nearest whole share and the Corporation shall pay in cash the fair value of any fractional shares as of the time when entitled to receive such fractions are determined, provided, however, that the Corporation may not round down if the nearest whole share is less than one (1).

(ii)          Upon the occurrence of each adjustment or readjustment of the Series D Conversion Price pursuant to this Section 6, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series D Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series D Preferred Stock.

(i)          Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Series D Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, and the amount and character of such dividend or distribution.

(j)          Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock (without regard to any limitations on the conversion of the Series D Preferred Stock contained in this Certificate of Designation); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series D Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment of the Certificate of Incorporation.

(k)          Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this Corporation.

(l)          Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Series D Conversion Price may be waived, either prospectively or retroactively or in a particular instance, by the consent or vote of all holders of the outstanding shares of Series D Preferred Stock (with regard to the Series D Conversion Price). Any such waiver shall bind all future holders of shares of Series D Preferred Stock.

7. Voting Rights. Except as provided by law, the holder of each share of Series D Preferred Stock shall have no voting rights except as set forth below in Section 8. To the extent the holder of a share of Series D Preferred Stock is entitled to vote on a matter pursuant to Section 8, then the holder of each share of Series D Preferred Stock shall have the right to one vote for each share, and shall be entitled to notice of such stockholders’ meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

8. Protective Provisions.

(a)          This Corporation shall not consummate a Liquidation Event without first obtaining the approval (by vote or written consent, as provided by law) of the holders of each of a majority of the then outstanding shares of Series D Preferred Stock, voting separately;

(b)          This Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting separately:

(i)          authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series D Preferred Stock with respect to dividends, liquidation, redemption or voting;

(ii)        amend the Certificate of Incorporation or the Corporation's bylaws to adversely affect the rights, preferences and privileges of the Series D Preferred Stock;

(iii)       enter into, or consummate the merger or consolidation of this Corporation with or into another entity, or

(iv)       voluntarily dissolve, liquidate or wind up the affairs of the Corporation or voluntarily petition for bankruptcy or assignment for the benefit of creditors.

9. Status of Converted Stock. In the event any shares of Series D Preferred Stock shall be converted pursuant to Section 6 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation's authorized capital stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its authorized officer this 19th day of September, 2022.

MULLEN AUTOMOTIVE INC.

By:	/s/ David Michery
Name:	David Michery
Title:	Chief Executive Officer